As filed with the Securities and Exchange Commission on July 17, 2009
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
UTi Worldwide Inc.
(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	N/A
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

9 Columbus Centre	c/o UTi, Services, Inc.
Pelican Drive	100 Oceangate, Suite 1500
Road Town, Tortola	Long Beach, CA 90802 USA
British Virgin Islands	(Zip Code)
(Address of Principal Executive Offices)
UTi WORLDWIDE INC.
2009 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)
CT Corporation System
111 Eighth Avenue
New York, NY 10011
(Name and Address of Agent For Service)
(212) 894-8800
(Telephone Number, Including Area Code, of Agent for Service)
Please address a copy of all communications to:
Stephen D. Cooke, Esq.
Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive, 17th Floor
Costa Mesa, California 92626
Telephone: (714) 668-6200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered(1)	Per Share (2)	Price	Fee
Ordinary Shares, No Par Value Per Share	6,250,000 shares	$11.43	$71,435,500	$3,986.21

[1]	Registered herein are 6,250,000 shares of the Registrant’s ordinary shares that may be issued pursuant to its 2009 Long-Term Incentive Plan, (the “Plan”). Also registered hereunder are such additional number of ordinary shares as may be necessary to satisfy the anti-dilution and other similar provisions of the Plan to which this Registration Statement relates in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

[2]	Calculated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act, the proposed maximum offering price per share of the shares being registered is estimated solely for the purpose of determining the registration fee, based upon the average of the high and low sale prices per share ($11.43 per share) of the Registrant’s ordinary shares, as reported on the NASDAQ Stock Market on July 14, 2009.

-i-

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
ITEM 1. PLAN INFORMATION*
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428(a)(1) under the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this Registration Statement:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed with the Commission on April 1, 2009;
     (b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2009 filed with the Commission on June 9, 2009;
     (c) The Registrant’s Current Report on Form 8-K filed with the Commission on July 14, 2009; and
     (d) The description of the Registrant’s ordinary shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 31, 2000 and any amendment or report filed thereafter for the purpose of updating such description.
     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     The Registrant’s Amended and Restated Articles of Association (“Articles of Association”) provide that, subject to certain limitations, the Registrant shall indemnify against, and provide advancements for, all expenses, including legal fees, and all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings by any person who is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or officer of the Registrant, or is or was, at the request of the Registrant, serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, join venture, trust or other enterprise. The Articles of Association also provide the Registrant’s directors and officers with the right to bring suit against the Registrant if a claim for indemnification and advancement of expenses has not been paid within a certain time period. The rights of indemnification and advancement of expenses provided by the Articles of Association continue as to an individual who has ceased to be a director or officer of the Registrant and inure to the benefit of such individual’s heirs, executors and administrators. The Registrant’s Articles of Association also provide that the Registrant may purchase and maintain insurance in relation to any person who is or was a director or an officer of the Registrant, whether or not the Registrant has or would have had power to indemnify the person against liability as provided in the Articles of Association. In accordance with such provision, the Registrant maintains directors and officers’ liability insurance. The Registrant has also entered into separate indemnification agreements with its directors and executive officers.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.

ITEM 8. EXHIBITS

Exhibit
Number	Description of Exhibit

4.1	UTi Worldwide Inc. 2009 Long-Term Incentive Plan

4.2	Form of UTi Worldwide Inc. 2009 Long-Term Incentive Plan — Stock Option Award Agreement (for U.S. residents/taxpayers)

4.3	Form of UTi Worldwide Inc. 2009 Long-Term Incentive Plan — Stock Option Award Agreement (for non-U.S. residents/taxpayers)

4.4	Form of UTi Worldwide Inc. 2009 Long-Term Incentive Plan — Restricted Share Unit Award Agreement (for U.S. residents/taxpayers)

4.5	Form of UTi Worldwide Inc. 2009 Long-Term Incentive Plan — Restricted Share Unit Award Agreement (for non-U.S. residents/taxpayers)

5.1	Opinion of Harney Westwood & Riegels

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

24.1	Powers of Attorney (included as a part of the signature page of this Registration Statement)
ITEM 9. UNDERTAKINGS
     The undersigned Registrant hereby undertakes the following:
(a)	The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, UTi Worldwide Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California on July 17, 2009.

UTi WORLDWIDE INC. a British Virgin Islands corporation (Registrant)
By:	/s/ Eric W. Kirchner
	Name:	Eric W. Kirchner
	Title:	Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric W. Kirchner and Lawrence R. Samuels, and each of them, as his or her true and lawful attorneys-in-fact, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and all post-effective amendments thereto) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
(signatures continued on following page)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric W. Kirchner Eric W. Kirchner	Chief Executive Officer and Director (Principal Executive Officer)	July 17, 2009

/s/ Lawrence R. Samuels Lawrence R. Samuels	Executive Vice President-Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	July 17, 2009

/s/ Roger I. MacFarlane Roger I. MacFarlane	Chairman of the Board of Directors	July 17, 2009

/s/ Matthys J. Wessels Matthys J. Wessels	Director	July 17, 2009

/s/ Brian D. Belchers Brian D. Belchers	Director	July 17, 2009

/s/ Leon J. Level Leon J. Level	Director	July 17, 2009

/s/ C. John Langley, Jr. C. John Langley, Jr.	Director	July 17, 2009

/s/ Allan M. Rosenzweig Allan M. Rosenzweig	Director	July 17, 2009

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

4.1	UTi Worldwide Inc. 2009 Long-Term Incentive Plan

4.2	Form of UTi Worldwide Inc. 2009 Long-Term Incentive Plan — Stock Option Award Agreement (for U.S. residents/taxpayers)

4.3	Form of UTi Worldwide Inc. 2009 Long-Term Incentive Plan — Stock Option Award Agreement (for non-U.S. residents/taxpayers)

4.4	Form of UTi Worldwide Inc. 2009 Long-Term Incentive Plan — Restricted Share Unit Award Agreement (for U.S. residents/taxpayers)

4.5	Form of UTi Worldwide Inc. 2009 Long-Term Incentive Plan — Restricted Share Unit Award Agreement (for non-U.S. residents/taxpayers)

5.1	Opinion of Harney Westwood & Riegels

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

24.1	Powers of Attorney (included as a part of the signature page of this Registration Statement)